Exhibit 99.1

ACUSPHERE ENTERS INTO LEASE AGREEMENT FOR
MANUFACTURING FACILITY

WATERTOWN, MA, July 23, 2004 — Acusphere, Inc. (NASDAQ: ACUS), a specialty pharmaceutical company that develops drug products using its proprietary porous microparticle technology, announced today that it has entered into a lease agreement for 58,000 square feet of commercial manufacturing space in Tewksbury, Massachusetts. Acusphere intends to develop this facility to meet its anticipated initial commercial production needs for AI-700, the company’s lead drug, currently in Phase 3 clinical trials. AI-700 is an ultrasound contrast agent in development for the detection of coronary heart disease, the leading cause of death in the United States.

Acusphere currently manufactures AI-700 outside of Massachusetts. The Tewksbury facility is located within 30 miles of Acusphere’s headquarters in Watertown, Massachusetts. This proximity, and the availability and experience of local resources, are expected to provide operational efficiencies.

Earlier this month, Acusphere announced a $70 million partnership agreement with Nycomed, a pan-European pharmaceutical marketing company. Under this agreement, Acusphere will manufacture AI-700 for Nycomed’s sale in Europe. The Tewksbury facility, subject to completion of remodeling and regulatory approvals, will be designed to manufacture product for sale in the US, Europe and elsewhere worldwide.

“Leasing additional manufacturing space at this time reflects our continued optimism in AI-700. We plan to have the manufacturing facility qualified and ready in time for our NDA filing,” said Sherri C. Oberg, Acusphere President and CEO.

In conjunction with this announcement, Acusphere affirmed that it remains on track for its previously announced goals of enrolling 300 patients in its Phase 3 clinical program for AI-700 by the end of 2004 and filing an NDA for AI-700 in the first half of 2006. Acusphere further confirmed its previously announced guidance for 2004 operating expenses, which are expected to be in the range of $30-35 million, excluding stock-based compensation costs, with the majority of these operating expenses incurred for research and development.

About Acusphere, Inc.

Acusphere is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology. Acusphere’s three initial product candidates are in clinical development and are designed to address large unmet clinical needs within cardiology, oncology and asthma. These product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microparticles in a versatile manner that allows particles to be customized to address the delivery needs of a variety of drugs. Acusphere’s lead product candidate, AI-700, is a cardiovascular drug in Phase 3 clinical development. AI-700 is designed to be used in a preferred alternative procedure to the estimated 9.5 million procedures done each year in the U.S. to detect coronary heart disease, the leading cause of death in the United States. For more information about Acusphere visit the Company’s web site at www.acusphere.com.

This Release contains forward-looking statements, including statements regarding Acusphere’s ability to commercialize AI-700 and to develop and obtain regulatory approvals necessary to utilize its commercial manufacturing space and the cost of such operations. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding the ultimate outcome of Acusphere’s Phase 3 clinical trials for AI-700, unproven markets, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, complex manufacturing, high quality requirements, dependence on third-party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

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Contact:	Investors:
John F. Thero	Tel: (617) 925-3444
Acusphere, Inc.	Email: IR@acusphere.com
Sr. Vice President and CFO	Media: (617) 648-8800